Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Todos Medical Ltd. (the “Company”) of our report dated March 31, 2022, relating to our audit of the Company’s consolidated financial statements as of December 31, 2021 and for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Yarel + Partners

Tel- Aviv, Israel

July 27, 2022